News Release: IMMEDIATE RELEASE

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Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
ISSUANCE OF $51.75 MILLION OF TRUST PREFERRED SECURITIES;
PROCEEDS TO REDEEM $51.75 MILLION OF OUTSTANDING TRUST PREFERRED SECURITIES DUE 2030 (NYSE: IFC.O)

(Columbus, IN, August 5, 2005) Irwin Financial Corporation (NYSE: IFC) today announced that it has completed a private placement of $51.75 million of trust preferred securities issued by IFC Capital Trust VIII. The securities mature in 2035, bear interest at a fixed rate of 5.963% for the first five years and then convert to a variable interest rate of three month LIBOR plus 153 basis points thereafter, and are callable at the option of the company at par after five years.

The company intends to use the proceeds of the offering to redeem the entire $51.75 million par value of 10.50% securities due September 30, 2030, underlying $51.75 million of 10.50% cumulative trust preferred securities (NYSE: IFC.O) issued by IFC Capital Trust II in 2000. The company has provided notice to the trustee of its plans to redeem these securities effective September 30, 2005.

The newly issued trust preferred securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This notice does not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.